Exhibit 99.1	Media Contact: Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com

Investors Contact: Joseph P. Kelley (216) 383-8346
Joe_Kelley@lincolnelectric.com
LINCOLN ELECTRIC REPORTS RECORD
2008 SECOND QUARTER FINANCIAL RESULTS
Three Months Ended June 30, 2008
•	Sales increased 19.3% to $699.8 million

•	Operating income increased 21.6% to $91.6 million

•	Net income increased 26.9% to $70.1 million

•	Diluted earnings per share increased 27.6% to $1.62
Six Months Ended June 30, 2008
•	Sales increased 16.2% to $1.32 billion

•	Operating income increased 18.4% to $170.1 million

•	Net income increased 19.7% to $123.6 million

•	Diluted earnings per share increased 20.6% to $2.87
     CLEVELAND, Ohio, U.S.A., July 23, 2008 — Lincoln Electric Holdings, Inc. (the “Company”) (NASDAQ: LECO) today reported record 2008 second quarter operating income, increasing 21.6% to $91.6 million from $75.4 million in 2007, on a sales increase of 19.3%. Net income for the second quarter increased 26.9% to $70.1 million, or $1.62 per diluted share from $55.2 million, or $1.27 per diluted share in 2007. The 2008 second quarter effective tax rate was 26.3% compared with 29.6% in 2007.
     Sales for the second quarter increased 19.3% to $699.8 million from $586.6 million in the comparable period of 2007. Sales for the Company’s North American operations were $400.7 million in the quarter versus $363.8 million in the comparable quarter last year, an increase of 10.1%. U.S. export sales in the quarter increased 28.6% to $64.5 million from $50.1 million in 2007.
     Sales at Lincoln subsidiaries outside North America increased to $299.1 million in the second quarter, compared with $222.8 million in the year ago quarter, an increase of 34.2%. Excluding acquisitions and the effect of changes in foreign currency exchange rates, sales outside North America increased 12.3% in the quarter.
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Lincoln Electric Reports Record 2008 Second Quarter Financial Results
     “I am pleased to report excellent results for the second quarter,” said John M. Stropki, Chairman and Chief Executive Officer. “We continue to realize strong sales results, profitability and cash flows despite a challenging North American industrial economic cycle, continued unprecedented volatility in the metals markets and significant challenges in ensuring supply availability. Our broad market position in key global growth segments allowed us to take advantage of expansion opportunities, and minimize the impact of softening in traditional markets. We continue to be focused in executing our global strategy, capitalizing on key infrastructure development opportunities, and leveraging our value-driven welding product and service offering.”
     Operating income for the first six months of 2008 increased 18.4% to $170.1 million from $143.7 million in 2007, on a sales increase of 16.2%. Net income for the first half increased 19.7% to $123.6 million, or $2.87 per diluted share from $103.2 million, or $2.38 per diluted share in 2007.
     Sales for the first six months increased 16.2% to $1.32 billion from $1.14 billion in the comparable period of 2007. Sales for the Company’s North American operations were $771.8 million in the first half versus $709.6 million in the comparable period last year, an increase of 8.8%. U.S. export sales in the first half increased 29.1% to $126.0 million from $97.6 million in 2007.
     Sales at Lincoln subsidiaries outside North America increased to $548.2 million in the first half, compared with $426.1 million for the comparable period in 2007, an increase of 28.7%. Excluding acquisitions and the effect of changes in foreign currency exchange rates, sales outside North America increased 9.6% in the first half.
     Net cash provided by operating activities was $53.2 million in the second quarter compared with $65.1 million for the comparable period in 2007. For the first half, net cash provided by operating activities was $120.7 million compared with $107.5 million for the comparable period in 2007. During the first half of 2008, the Company paid $21.4 million in dividends. The Company’s Board of Directors declared a quarterly cash dividend of $0.25, which was paid on July 15, 2008 to holders of record as of June 30, 2008.
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Lincoln Electric Reports Record 2008 Second Quarter Financial Results
     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 38 manufacturing locations, including operations and joint ventures in 20 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s website at http://www.lincolnelectric.com.
     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.
     A conference call to discuss second quarter 2008 results is scheduled for today, Wednesday, July 23, 2008 at 10:00 a.m. Eastern Time. An audio webcast of the call is accessible through the investor tab on the Company’s website at http://www.lincolnelectric.com.
#2008-423#

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)
Consolidated Statements of Income

	Three Months Ended June 30,				Fav (Unfav) to Prior Year
	2008	% of Sales	2007	% of Sales	$	%
Net sales	$699,826	100.0%	$586,638	100.0%	$113,188	19.3%
Cost of goods sold	495,112	70.7%	417,970	71.2%	(77,142)	(18.5%)

Gross profit	204,714	29.3%	168,668	28.8%	36,046	21.4%
Selling, general & administrative expenses	113,118	16.2%	93,317	15.9%	(19,801)	(21.2%)

Operating income	91,596	13.1%	75,351	12.8%	16,245	21.6%
Interest income	1,865	0.3%	1,699	0.3%	166	9.8%
Equity earnings in affiliates	3,814	0.5%	3,677	0.6%	137	3.7%
Other income	627	0.1%	580	0.1%	47	8.1%
Interest expense	(2,802)	(0.4%)	(2,786)	(0.5%)	(16)	(0.6%)

Income before income taxes	95,100	13.6%	78,521	13.4%	16,579	21.1%
Income taxes	24,972	3.6%	23,272	4.0%	(1,700)	(7.3%)

Effective tax rate	26.3%		29.6%		3.3%

Net income	$70,128	10.0%	$55,249	9.4%	$14,879	26.9%

Basic earnings per share	$1.64		$1.29		$0.35	27.1%
Diluted earnings per share	$1.62		$1.27		$0.35	27.6%

Weighted average shares (basic)	42,709		42,947
Weighted average shares (diluted)	43,173		43,461

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)
Consolidated Statements of Income

	Six Months Ended June 30,				Fav (Unfav) to Prior Year
	2008	% of Sales	2007	% of Sales	$	%
Net sales	$1,320,053	100.0%	$1,135,681	100.0%	$184,372	16.2%
Cost of goods sold	937,888	71.0%	808,797	71.2%	(129,091)	(16.0%)

Gross profit	382,165	29.0%	326,884	28.8%	55,281	16.9%
Selling, general & administrative expenses	212,079	16.1%	182,837	16.1%	(29,242)	(16.0%)
Rationalization charges	—	0.0%	396	0.0%	396	100.0%

Operating income	170,086	12.9%	143,651	12.6%	26,435	18.4%
Interest income	4,299	0.3%	3,149	0.3%	1,150	36.5%
Equity earnings in affiliates	4,363	0.3%	5,155	0.5%	(792)	(15.4%)
Other income	1,126	0.1%	1,044	0.1%	82	7.9%
Interest expense	(5,783)	(0.4%)	(5,513)	(0.5%)	(270)	(4.9%)

Income before income taxes	174,091	13.2%	147,486	13.0%	26,605	18.0%
Income taxes	50,486	3.8%	44,237	3.9%	(6,249)	(14.1%)

Effective tax rate	29.0%		30.0%		1.0%

Net income (1)	$123,605	9.4%	$103,249	9.1%	$20,356	19.7%

Reconciliation of Net Income as Reported to Adjusted Net Income Excluding Non-Recurring Item:

	Six Months Ended June 30,		Change
	2008	2007	$	%
Net income as reported (1)	$123,605	$103,249	$20,356	19.7%
Non-recurring item:
European rationalization charges (after-tax)	—	396	(396)	(100.0%)

Adjusted net income excluding non-recurring item (2)	$123,605	$103,645	$19,960	19.3%

Basic earnings per share	$2.90	$2.41	$0.49	20.3%
Non-recurring item (1)	—	0.01	(0.01)	(100.0%)

Basic earnings per share excluding non-recurring item (2)	$2.90	$2.42	$0.48	19.8%

Diluted earnings per share	$2.87	$2.38	$0.49	20.6%
Non-recurring item (1)	—	0.01	(0.01)	(100.0%)

Diluted earnings per share excluding non-recurring item (2)	$2.87	$2.39	$0.48	20.1%

Weighted average shares (basic)	42,692	42,895
Weighted average shares (diluted)	43,132	43,407

(1)	Net income includes a charge of $396 ($396 after-tax) in 2007 related to European rationalization actions.

(2)	Adjusted net income excluding the non-recurring item and basic and diluted earnings per share excluding the non-recurring item are non-GAAP financial measures that management believes are important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands)
(Unaudited)
Balance Sheet Highlights
Selected Consolidated Balance Sheet Data

	June 30,	December 31,
	2008	2007
Cash and cash equivalents	$268,357	$217,382
Total current assets	1,194,861	969,648
Property, plant and equipment, net	462,835	429,944
Total assets	1,937,641	1,645,296

Total current liabilities	479,695	311,921
Short-term debt	63,274	12,486
Long-term debt	87,701	117,329
Total shareholders’ equity	1,223,162	1,087,220
Net Operating Working Capital

	June 30,	December 31,
	2008	2007
Trade accounts receivable	$432,455	$344,058

Inventory	403,833	343,849

Trade accounts payable	208,167	152,301

Net operating working capital	$628,121	$535,606

Net operating working capital % to net sales	25.5%	23.5%

Invested Capital

	June 30,	December 31,
	2008	2007
Short-term debt	$63,274	$12,486
Long-term debt	87,701	117,329

Total debt	150,975	129,815
Equity	1,223,162	1,087,220

Total	$1,374,137	$1,217,035

Total debt/capitalization	11.0%	10.7%
Return on invested capital	20.3%	20.5%

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)
Consolidated Statements of Cash Flows

	Three Months Ended June 30,
	2008	2007
OPERATING ACTIVITIES:
Net income	$70,128	$55,249

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,441	13,322
Equity earnings of affiliates, net	(2,921)	(2,853)
Other non-cash items, net	1,206	(8,013)
Changes in operating assets and liabilities net of effects from acquisitions:
Increase in accounts receivable	(24,529)	(18,025)
(Increase) decrease in inventories	(9,954)	5,880
Increase (decrease) in accounts payable	6,385	(752)
Net change in other current assets and liabilities	(5,109)	23,490
Net change in other long-term assets and liabilities	3,515	(3,189)

NET CASH PROVIDED BY OPERATING ACTIVITIES	53,162	65,109

INVESTING ACTIVITIES:
Capital expenditures	(18,286)	(13,916)
Acquisition of businesses, net of cash acquired	(15,589)	(52)
Proceeds from sale of property, plant and equipment	42	128

NET CASH USED BY INVESTING ACTIVITIES	(33,833)	(13,840)

FINANCING ACTIVITIES:
Net change in borrowings	15,173	5,748
Proceeds from exercise of stock options	3,844	2,636
Tax benefit from exercise of stock options	1,889	2,240
Cash dividends paid to shareholders	(10,660)	(9,422)

NET CASH USED BY FINANCING ACTIVITIES	10,246	1,202

Effect of exchange rate changes on cash and cash equivalents	929	974

INCREASE IN CASH AND CASH EQUIVALENTS	30,504	53,445
Cash and cash equivalents at beginning of period	237,853	94,536

Cash and cash equivalents at end of period	$268,357	$147,981

Cash dividends paid per share	$0.25	$0.22

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)
Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2008	2007
OPERATING ACTIVITIES:
Net income	$123,605	$103,249

Adjustments to reconcile net income to net cash provided by operating activities:
Rationalization charges	—	396
Depreciation and amortization	28,348	25,833
Equity earnings of affiliates, net	(2,917)	(3,987)
Other non-cash items, net	5,022	(10,690)
Changes in operating assets and liabilities net of effects from acquisitions:
Increase in accounts receivable	(61,703)	(53,759)
Increase in inventories	(36,924)	(12,236)
Increase in accounts payable	37,557	14,529
Net change in other current assets and liabilities	34,849	52,511
Net change in other long-term assets and liabilities	(7,152)	(8,394)

NET CASH PROVIDED BY OPERATING ACTIVITIES	120,685	107,452

INVESTING ACTIVITIES:
Capital expenditures	(31,098)	(29,640)
Acquisition of businesses, net of cash acquired	(24,264)	(4,414)
Proceeds from sale of property, plant and equipment	314	201

NET CASH USED BY INVESTING ACTIVITIES	(55,048)	(33,853)

FINANCING ACTIVITIES:
Net change in borrowings	14,078	(35,972)
Proceeds from exercise of stock options	5,435	5,062
Tax benefit from exercise of stock options	2,708	2,736
Purchase of shares for treasury	(18,033)	—
Cash dividends paid to shareholders	(21,380)	(18,825)

NET CASH USED BY FINANCING ACTIVITIES	(17,192)	(46,999)

Effect of exchange rate changes on cash and cash equivalents	2,530	1,169

INCREASE IN CASH AND CASH EQUIVALENTS	50,975	27,769
Cash and cash equivalents at beginning of period	217,382	120,212

Cash and cash equivalents at end of period	$268,357	$147,981

Cash dividends paid per share	$0.50	$0.44

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands)
(Unaudited)
Segment Highlights

	North		Other
	America	Europe	Countries	Eliminations	Consolidated
Three months ended June 30, 2008
Net sales to unaffiliated customers	$400,735	$170,978	$128,113	$—	$699,826
Inter-segment sales	31,145	7,339	2,731	(41,215)	—

Total	$431,880	$178,317	$130,844	$(41,215)	$699,826

Income before interest and income taxes	$62,049	$20,510	$12,385	$1,093	$96,037
As a percent of total sales	14.4%	11.5%	9.5%		13.7%

Three months ended June 30, 2007
Net sales to unaffiliated customers	$363,846	$132,219	$90,573	$—	$586,638
Inter-segment sales	25,644	4,525	2,853	(33,022)	—

Total	$389,490	$136,744	$93,426	$(33,022)	$586,638

Income before interest and income taxes	$55,130	$18,507	$7,347	$(1,376)	$79,608
As a percent of total sales	14.2%	13.5%	7.9%		13.6%

	North		Other
	America	Europe	Countries	Eliminations	Consolidated
Six months ended June 30, 2008
Net sales to unaffiliated customers	$771,848	$318,423	$229,782	$—	$1,320,053
Inter-segment sales	58,211	14,264	4,297	(76,772)	—

Total	$830,059	$332,687	$234,079	$(76,772)	$1,320,053

Income before interest and income taxes	$118,582	$38,729	$17,424	$840	$175,575
As a percent of total sales	14.3%	11.6%	7.4%		13.3%

Six months ended June 30, 2007
Net sales to unaffiliated customers	$709,566	$254,000	$172,115	$—	$1,135,681
Inter-segment sales	49,672	11,184	8,296	(69,152)	—

Total	$759,238	$265,184	$180,411	$(69,152)	$1,135,681

Income before interest and income taxes	$104,233	$33,189	$13,735	$(1,307)	$149,850
As a percent of total sales	13.7%	12.5%	7.6%		13.2%